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                                                                   EXHIBIT 99(j)

                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 36 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated February 2, 2001, relating to the financial statements and financial highlights appearing in the December 31, 2000 Annual Reports to Shareholders of Equity 500 Index Fund Investment, Money Market Fund Investment (constituting parts of the BT Pyramid Funds) and Equity 500 Index Portfolio and Cash Management Portfolio, which are incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP
Baltimore, Maryland
April 27, 2001